UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

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Invesco Commodities Strategy Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
On December 1, 2011, Invesco filed prospectus stickers announcing the proposed fund merger. The information below lists the proposed merger and general information.
The information in this document can be found in the definitive proxy statement dated January 18, 2012.

Target Fund	Acquiring Fund
Invesco Commodities Strategy Fund	Invesco Balanced-Risk Commodity Strategy Fund
Board Considerations in Approving the Reorganization
In evaluating the reorganization, the Board considered a number of factors including:
•	Investment objectives, policies and restrictions

•	Portfolio management

•	Portfolio composition

•	The comparative short-term and long-term investment performance

•	The current expense ratios and expense structures, including contractual investment advisory fees

•	The expected federal income tax consequences to the Funds, including any impact on capital loss carry forwards

•	Relative asset size and net purchase (redemption) trends
Comparison of Investment Objectives
The Acquiring Fund and the Target Funds have similar investment objectives, as described below.

Target Funds	Acquiring Fund
Invesco Commodities Strategy Fund	Invesco Balanced-Risk Commodity Strategy Fund
The Fund’s investment objective is long-term total return.	The Fund’s investment objective is to provide total return.
Comparison of Principal Investment Strategies
The investment strategies of the Acquiring Fund and the Target Funds are similar.
     A principal difference between the investment strategies of the Target Fund and the Acquiring Fund is that the Target Fund is managed to more closely track the performance returns of an index than the Acquiring Fund, which is not managed to track the returns of an index. The Target Fund seeks to outperform the returns of the DowJones-UBS Commodity Total Return Index (“DJ-UCI”). The Target Fund invests primarily in derivative instruments, including commodity-linked notes, commodity total return swaps and commodity futures, and also in money market instruments and the Subsidiary (discussed below). The Adviser uses an indexed-based process designed to balance the risk among the main commodity sectors such that no one sector drives the portfolio’s performance. Commodity-linked notes will be used to facilitate exposure to the entire DJ-UCI. Commodity-linked notes are derivative debt instruments whose principal and/or interest payments are linked to the price movement of a commodity, commodity index or commodity futures or option contract. Commodity-linked notes are typically issued by a bank or

Invesco Commodities Strategy Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
other financial institution and are sometimes referred to as structured notes. Commodity total return swaps will be used to efficiently manage the Fund’s exposure to the benchmark. Commodity total return swaps are two party contracts in which the parties agree to exchange the return or interest rate on one instrument for the return of a particular commodity, commodity index or commodities futures or options contract. The payment streams are calculated by reference to an agreed upon notional amount. These commodity swaps may be held either directly by the Fund or through the Subsidiary. The Fund invests in futures contracts to seek those sources of returns that are ignored or deemphasized by the benchmark. A futures contract is a standardized agreement between two parties to buy or sell a specific quantity of an underlying instrument or commodity at a specific price at a specific future time. The value of a futures contract tends to increase and decrease in tandem with the value of the underlying instrument or commodity. Futures contracts are bilateral agreements, with both the purchaser and the seller equally obligated to complete the transaction. Depending on the terms of the particular contract, futures contracts are settled through either physical delivery of the underlying instrument or commodity on the settlement date or by payment of a cash settlement amount on the settlement date. Additionally, the Adviser employs an actively-managed, quantitative investment approach that seeks to generate incremental return (alpha) above the DJ-UCI.
     The Target Fund will generally maintain in the range of 40% to 70% of its net assets (including assets invested in the Subsidiary) in cash and cash equivalent instruments including affiliated money market funds. The Target Fund will invest up to 25% of its assets in the subsidiary.
     The Acquiring Fund invests, under normal conditions, in derivatives and other commodity-linked instruments whose performance is expected to correspond to the performance of the underlying commodity, without investing directly in physical commodities. The Acquiring Fund seeks to achieve its investment objective by investing in derivatives and other commodity-linked instruments that provide exposure to the following four sectors of the commodities markets: agricultural, energy, industrial metals and precious metals. The Acquiring Fund primarily will invest in the Subsidiary (described below), commodity-based exchange-traded funds, commodity linked notes and cash and cash equivalents. In order to gain additional exposure to commodities, the Acquiring Fund may also invest directly in futures, swaps and commodity-linked notes. In attempting to meet its investment objective, the Acquiring Fund engages in active and frequent trading of portfolio securities.
     The Acquiring Fund will generally maintain in the range of 40% to 70% of its total assets (including assets invested in the Subsidiary) in cash and cash equivalent instruments including affiliated money market funds. The Acquiring Fund may invest up to 25% of its total assets in the Subsidiary.
     Relative to index-based commodity funds that are passively managed, the Funds will seek to provide greater capital loss protection during down markets using the portfolio management team’s active three-step investment process. This three step investment process involves (1) selecting representative commodity assets to gain exposure to the agriculture, energy, industrial metals, and precious metals sectors; (2) estimating the risk correlation of the selected commodity assets to create a potential portfolio of investments; and (3) actively positioning the Acquiring Fund’s commodity positions to reflect the near-term market environment, while remaining consistent with the balanced-risk long term portfolio structure described above. The management team balances the opportunity for excess return from active positioning and the need to maintain commodity asset class exposure by setting controlled tactical ranges around the long-term commodity asset allocation.

Invesco Commodities Strategy Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
Portfolio Management

Target Funds	Acquiring Fund
Invesco Commodities Strategy Fund	Invesco Balanced-Risk Commodity Strategy Fund
Mark Ahnrud	Mark Ahnrud
Chris Devine	Chris Devine
Scott Hixon	Scott Hixon
Christian Ulrich	Christian Ulrich
Scott Wolle	Scott Wolle
Historical Performance
The table below compares the performance history of the Acquiring Fund’s oldest share class to the performance history of the comparable class of the Target Fund as of September 30, 2010. Since inception performance is only provided for share classes with less than 10 years of performance history.

Average Annual Total Returns*
		Since
Target Funds	1 Year	Inception
Invesco Balanced-Risk Commodity Strategy Fund (Acquiring Fund) — Class A (inception date: 11/30/2010)
Return Before Taxes	—	(8.63)%
Return After Taxes on Distributions	—	(8.63)%
Return After Taxes on Distributions and Sale of Fund Shares	—	(5.61)%
Invesco Commodities Strategy Fund — Class A (inception date: 04/30/2008)[1]
Return Before Taxes	(5.70)%	(12.90)%
Return After Taxes on Distributions	(6.47)%	(13.33)%
Return After Taxes on Distributions and Sale of Fund Shares	(3.66)%	(10.89)%

*	The above total return figures reflect the maximum front-end sales charge (load) of 5.50% applicable to Class A shares. Returns less than one year have not been annualized.

1.	The returns shown for periods prior to June 1, 2010, are those of the Class A shares of a predecessor fund that was advised by Morgan Stanley Investment Advisors Inc. and was reorganized into the Acquiring Fund on June 1, 2010. The returns shown for periods after June 1, 2010, are those of the Acquiring Fund. The returns of the Acquiring Fund are different from the predecessor fund as they had different expenses and sales charges.
After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

Invesco Commodities Strategy Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
Fund Assets
As of October 31, 2011, Invesco Commodities Strategy Fund had net assets of approximately $90,818,103, compared to net assets of Invesco Balanced-Risk Commodity Strategy Fund of approximately $171,788,610.
Expenses
The table below provides a summary comparison of the expenses of each Target Fund and the Acquiring Fund, as well as estimated expenses on a pro forma basis giving effect to the proposed Reorganizations. The pro forma expense ratios show projected estimated expenses but actual expenses may be greater or less than those shown.

Expense Table*
			Combined Pro
Current			Forma
	Target Funds	Acquiring Fund
			Target Fund +
			Acquiring Fund
		Balanced-Risk	(assumes
	Commodities	Commodity	Reorganization
	Strategy	Strategy	is completed)
	Class A	Class A	Class A
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.50%	1.05%	1.05%
Distribution and Service (12b-1) Fees	0.25%	0.25%	0.25%
Other Expenses	0.51%[1]	0.24%[1]	0.38%
Acquired Fund Fees and Expenses	N/A	0.01%	0.01%
Total Annual Fund Operating Expenses	1.26%[1]	1.55%	1.69%
Fee Waiver and/or Expense Reimbursement	—	0.32%[2]	0.46%[3]
Total Annual Fund Operating Expenses after Fee Waiver and/or Expense Reimbursement	1.26%[1]	1.23%	1.23%

*	Expense ratios reflect annual fund operating expenses for the most recent fiscal year (as disclosed in the Funds’ current prospectuses) of the Target Fund (October 31, 2011) and the Acquiring Fund (October 31, 2011). Pro forma numbers are estimated as if the Reorganization had been completed as of November 1, 2010 and do not include the estimated costs of the Reorganization. The Target Fund and the Acquiring Fund will not bear any Reorganization costs. For more information on the costs of the Reorganization to be borne by the Funds, see “Costs of the Reorganization” below.

1.	Other Expenses and Total Annual Fund Operating Expenses have been restated for the current fiscal year.

2.	The Adviser has contractually agreed, through at least February 28, 2013, to waive advisory fees and/or reimburse expenses to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed in the SAI) of Class A, Class B, Class C, Class R, Class Y, and Institutional Class shares to 1.22%, 1.97%, 1.97%, 1.47%, 0.97%, and 0.97%, respectively, of average daily net assets. Acquired Fund Fees and Expenses are also excluded in determining such obligation. Unless the Board of Trustees and Invesco mutually agree to amend or continue the fee waiver agreement, it will terminate on February 28, 2013.

3.	Effective upon the closing of the Reorganization, the Adviser has contractually agreed, through at least June 30, 2014, to waive advisory fees and/or reimburse expenses of all shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Class A shares to 1.22%, Class B shares to 1.97%, Class C shares to 1.97%, Class R to 1.47%, Class Y shares to 0.97%

Invesco Commodities Strategy Fund
THIS DOCUMENT IS FOR INVESCO INTERNAL USE ONLY
and Institutional Class shares to 0.97% of average daily net assets. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the limit reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items; and (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless the Board and Invesco Advisers mutually agree to amend or continue the fee waiver agreement, it will terminate on June 30, 2014.
Tax Implications
The Reorganization is designed to qualify as a tax-free reorganization for federal income tax purposes.
Shareholders not wishing to participate in the reorganization
Shareholders may redeem their shares prior to the consummation of the reorganization. If they redeem their shares, they will incur any applicable deferred sales charge, and if they hold shares in a taxable account, they will recognize a taxable gain or loss based on the difference between their tax basis in the shares and the amount they receive for them.
Comparison of purchase and redemption procedures, distribution policies and exchange policies
The sales charges, sales charge exemptions, distribution and servicing arrangements, purchase and redemption procedures, and exchange policies for each class of the Target Funds are generally similar to those of the corresponding class of the Acquiring Fund.
For fund specific questions related to this reorganization, please contact the Product Manager, George Avery, at (404) 439-3460.